Exhibit 32.3

Certification

The undersigned officer, who is the Chief Financial Officer of Terreno Realty Corporation (the “Company”), hereby certifies to the best of his knowledge, that the Company’s Quarterly Report on Form 10-Q to which this certification is attached (the “Report”), as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 6, 2026

/s/ Jaime J. Cannon
Chief Financial Officer
(Principal Financial Officer)